                AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

        AMENDMENT dated as of December 31, 2002 to AGREEMENT AND PLAN OF
REORGANIZATION, dated as of December 19, 2001 ("Agreement"), by and among
Huntington Telecommunications Partners, L.P., a California limited partnership
("HTP"), Competitive Companies Holdings, Inc., a Nevada corporation, now known as Competitive Companies, Inc. ("CCH"), and Competitive Companies, Inc., a
Nevada corporation, now known as Competitive Holdings, Inc. ("CCI").

The Agreement is amended as follows:

Section 7.15 is eliminated in its entirety and as such, no rescission right exists with respect to the matters previously set forth therein.

        IN WITNESS WHEREOF, the parties have caused this Amendment to Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

        HTP: Huntington Telecommunications Partners, L.P.

        By: KBL Investment Co., Its General Partner

        By: /s/ David C. Hewitt
        Name: David C. Hewitt
        Title: President

        CCH: Competitive Companies Holdings, Inc., a Nevada corporation, now known as Competitive Companies, Inc.

        By: /s/ Larry Halstead
        Name: Larry Halstead
        Title: Chief Financial Officer

        CCI: Competitive Companies, Inc., a Nevada corporation, now known as
Competitive Holdings, Inc.

        By: /s/ Larry Halstead
        Name: Larry Halstead
        Title: Chief Financial Officer